EXHIBIT 10.4

INSIGNIA SYSTEMS, INC.

2018 EQUITY INCENTIVE PLAN

Restricted Stock Award Agreement

(For Non-Employee Directors)

Lendway, Inc. (f/k/a Insignia Systems, Inc.) (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an Award of Restricted Stock, whose vesting is subject the satisfaction of service-based conditions. The terms and conditions of this Award are set forth in this Restricted Stock Award Agreement, consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall be defined as provided in the Plan, as it currently exists or as it may be amended.

Name of Participant: Daniel C. Philp
Number of Restricted Stock: 27,000	Grant Date: May 9, 2024

Vesting Schedule:  Subject to Section 4 of the Agreement, the Plan and the other terms and conditions set forth herein, Restricted Stock will vest in the amounts and on the vesting dates shown below (each, a “Vesting Date”), so long as you continuously provide Services to the Company or an Affiliate from the Grant Date through such Vesting Date.

Vesting Dates May 9, 2025 May 9, 2026 May 9, 2027	Number of Shares of Restricted Stock That Will Vest 9,000 9,000 9,000

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to be bound by the terms and conditions of the Plan and this Agreement. You acknowledge that you have received and reviewed the Agreement and the Plan in their entirety and that they set forth the entire agreement between you and the Company regarding this Restricted Stock Award. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement or the Plan. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

PARTICIPANT	LENDWAY, INC. (f/k/a Insignia Systems, Inc.)

/s/ Daniel C. Philp	By:	/s/ Randy D. Uglem
Daniel C. Philp		Randy Uglem
Title: President and CEO

INSIGNIA SYSTEMS, INC.

2018 EQUITY INCENTIVE PLAN

Restricted Stock Award Agreement

(Non-Employee Directors)

Terms and Conditions

1. Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until this Award vests as provided in Section 4, it is subject to the restrictions specified in Section 3.

2. Delivery of Restricted Stock. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of Restricted Stock, or issue one or more stock certificates in your name evidencing the Shares of Restricted Stock. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry that reflects the issuance of such Restricted Stock will be subject to stop transfer instructions as provided in Section 8. Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Stock if such Restricted Stock is forfeited in whole or in part.

3. Applicable Restrictions.

(a) Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to Restricted Stock except as follows (the “Restrictions”):

(i) dividends and other distributions declared and paid with respect to the Shares of Restricted Stock before they vest shall be subject to Section 3(c);

(ii) none of the Shares of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution; and

(iii) all or a portion of the Restricted Stock Award may be forfeited for no consideration in accordance with Section 6.

(b) Any attempt to transfer or dispose of any Shares of Restricted Stock in a manner contrary to the Restrictions shall be void and of no effect.

(c) Any dividends or distributions, including regular cash dividends, payable or distributable with respect to or in exchange for outstanding but unvested Restricted Stock, including any Shares or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Stock is subject. At the time the underlying Restricted Stock vests, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to Restricted Stock which has vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4. Vesting of Restricted Stock.

(a) Scheduled Vesting. So long as you continuously provide Service, a portion of this Restricted Stock Award will cease to be subject to possible forfeiture on each Vesting Date specified in the table at the beginning of this Agreement, or at such earlier time as may be specified in Section 4(b).

(b) Accelerated Vesting. Notwithstanding Section 4(a), the vesting of outstanding but unvested Restricted Stock may be accelerated under the circumstances described in Sections 3(b)(2), 12(b) and 12(c) of the Plan.

5. Release of Vested Stock. Upon the vesting of Restricted Stock and the corresponding lapse of the Restrictions as to those Shares, and after the Company has determined that all conditions to the release of unrestricted Shares to you, including compliance with all applicable legal requirements, it shall release to you such vested Shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6. Forfeiture of Restricted Stock. Subject to Section 4(b), if your Service to the Company or any Affiliate terminates before all of the Restricted Stock has vested and the Restrictions have lapsed, or if you attempt to transfer Restricted Stock in a manner contrary to the Restrictions, you will immediately forfeit all unvested Restricted Stock. Any Restricted Stock that is forfeited shall be returned to the Company for cancellation.

7. Tax Consequences and Section 83(b) Election. You understand that unless a proper and timely election under Code Section 83(b) (an “83(b) Election”) has been made, at the time the Restricted Stock vests, you will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the Vesting Date of the applicable number of Shares of Restricted Stock. You shall be solely responsible for any tax obligations that may arise as a result of this Award. You understand that you may choose to file, within thirty (30) days of the Grant Date, an 83(b) Election with the Internal Revenue Service electing to be taxed on the Fair Market Value of the Restricted Stock on the Grant Date. You acknowledge that it is your sole responsibility to timely file such an election.

8. Stop Transfer Instructions. In order to ensure compliance with the Restrictions, the Company will issue appropriate “stop transfer” instructions to its transfer agent which will apply to the Restricted Stock until it vests in accordance with this Agreement. The Company shall not be required (a) to transfer on its books any Restricted Stock that has purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Restricted Stock or to accord the right to vote or receive dividends to any transferee to whom such Restricted Stock shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

9. Compliance with Applicable Law. No vested Shares deliverable pursuant to this Agreement shall be delivered unless such delivery complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of the exchange(s) on which the Company’s common stock may, at the time, be listed.

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10. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern.

11. Choice of Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its conflicts or choice of law principles).

12. Binding Effect. The Company may assign any of its rights under this Agreement without your consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding in all respects on your heirs, representatives, successors and assigns.

13. No Right to Continued Service or Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service without regard to the effect it may have upon you under this Agreement.

14. Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 5000 West 36th Street, Suite 220, Minneapolis, MN 55416, Attention: Corporate Secretary, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

16. Code Section 409A. The Restricted Stock and this Award is intended to be exempt from Code Section 409A, and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent.

17. Waiver. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues. By signing the cover page of this Agreement or otherwise accepting this Restricted Stock Award Agreement in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan.

By signing the cover page of this Agreement or otherwise accepting this Restricted Stock Award Agreement in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan.

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